UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2013 (December 11, 2013)

RCS Capital Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35924	38-3894716
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

405 Park Ave., 15th Floor New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(866) 904-2988

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Brian D. Jones to Replace Brian S. Block as Chief Financial Officer in Connection with ARCP’s Pending Self-Management

On December 11, 2013, in light of the previously announced plans by American Realty Capital Properties, Inc. (“ARCP”) to become self-managed, in connection with which Brian S. Block will serve in the capacity as chief financial officer for ARCP on a full-time basis, Mr. Block resigned from his roles as chief financial officer and assistant secretary of RCS Capital Corporation (the “Company”), effective as of that same date. Mr. Block did not resign pursuant to any disagreement with the Company and will remain as a director of the Company. Simultaneously with Mr. Block’s resignation, the Company’s board of directors appointed Brian D. Jones to serve as the Company’s chief financial officer and assistant secretary. Similarly, Mr. Jones will also replace Mr. Block as chief financial officer and assistant secretary of the Company’s manager. Other than Mr. Jones’ appointment as chief financial officer and assistant secretary of the Company from which Mr. Jones has received de minimis compensation in the fiscal year ending December 31, 2013 from the Company, there are no other related party transactions involving Mr. Jones that are reportable under Item 404(a) of Regulation S-K.

Brian D. Jones, 45, currently serves as head of the investment banking division of Realty Capital Securities, LLC. Mr. Jones served as chief operating officer of ARCP from February 2013 until November 2013. Mr. Jones served as chief financial officer and treasurer of American Realty Capital Trust, Inc. (“ARCT”) from its internalization in March 2012 until the close of its merger with Realty Income Corporation in January 2013. Prior to ARCT’s internalization, Mr. Jones served as senior vice president, managing director and head of investment banking at Realty Capital Securities, LLC and ARC Advisory Services, LLC (“ARC”) from September 2010 through February 2012. Prior to joining Realty Capital Securities, LLC and ARC, Mr. Jones was a director in the real estate investment banking group at Robert W. Baird & Co. from February 2008 through August 2010. From January 2005 through November 2007, Mr. Jones was an executive director in the real estate investment banking group at Morgan Stanley & Co. Prior to that, Mr. Jones worked in the real estate investment banking group at RBC Capital Markets from February 2004 through February 2005. From October 1997 through February 2001, Mr. Jones worked in the real estate investment banking group at PaineWebber. He also founded in February 2001 and operated through February 2004 an independent financial consulting firm focused on strategic advisory and private capital raising for real estate investment firms. From September 1990 to October 1997, Mr. Jones worked in the real estate tax advisory group at Coopers & Lybrand, LLP, where he was a manager focused on REIT and partnership tax structuring. He has more than 17 years of experience advising public and private real estate companies and executing a broad range of complex strategic and capital markets transactions, including approximately $9 billion of capital markets transactions, $10 billion of real estate acquisitions and dispositions and $35 billion of corporate mergers and acquisitions. Mr. Jones is a Certified Public Accountant, licensed in California since 1993, and is a member of CSCPA, ULI and NAREIT. Mr. Jones also has Series 7, 24 and 63 licenses. Mr. Jones received a B.S. with honors in Agricultural and Managerial Economics from the University of California at Davis and an M.S. in Taxation from Golden State University.

Appointment of Howell D. Wood to Expand the Company’s Slate of Independent Directors and Audit Committee

Additionally, on December 11, 2013, in order to expand the Company’s slate of independent directors and audit committee, the Company’s board of directors appointed Howell D. Wood to serve as a director of the Company for a term expiring upon the earlier of (i) the next annual meeting of the stockholders of the Company and until his successor is duly elected and qualified or (ii) his death, removal or resignation. Mr. Wood will also serve on the Company’s audit committee. There are no related party transactions involving Mr. Wood that are reportable under Item 404(a) of Regulation S-K.

Howell D. Wood, 81, served as chairman of the board of directors and chief executive officer of Wood Logan Associates from its formation in August 1986 until June 1999, when Wood Logan Associates was acquired by The Manufacturers Life Insurance Company. From July 1999 to December 2011, Mr. Wood continued as chairman of the Wood Logan Associates division of The Manufacturers Life Insurance Company and held a variety of senior management and leadership positions with that company. From 1982 until June 1986, Mr. Wood served as chief executive officer of Integrated Capital Services, a subsidiary of Integrated Resources Inc. Prior to joining Integrated Resources Inc., Mr. Wood served as national sales manager at Massachusetts Financial Services Company and Drexel Burnham Lambert. The Company believes that Mr. Wood’s previous experience as a founder, chairman of the board of directors and chief executive officer of Wood Logan Associates and his extensive background in the finance and investment management industry make him well qualified to serve as a member of our board of directors.

As an independent director and member of the audit committee of the Company, Mr. Wood is expected to receive an annual cash retainer fee of $30,000. Mr. Wood will be reimbursed for reasonable expenses incurred in attending board of directors, audit committee and stockholder meetings, including those for travel, meals and lodging. At the Company’s discretion, Mr. Wood, like the other independent directors of the Company, may be paid per-meeting fees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RCS Capital Corporation

Date: December 16, 2013	By:	/s/ William M. Kahane
	Name:	William M. Kahane
	Title:	Chief Executive Officer and Director